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                                                                Exhibit 10.25

                       SECOND AMENDMENT TO
           OWENS-ILLINOIS, INC. EXECUTIVE SAVINGS PLAN

     Pursuant to authority reserved and duly delegated to the Compensation Committee (the "Committee") of the Board of Directors of Owens-Illinois, Inc. (the "Company") under the Owens-Illinois, Inc. Executive Savings Plan (the "Plan"), the Committee hereby amends the Plan as follows:

     1. Section 2 of the Plan is amended by the addition thereto of the following new definition:

          "Executive Compensation Committee" means a committee comprised of the Company's Chief Financial Officer, the Company's General Counsel, and the Company's Director of Compensation and Benefits. In the event of a vacancy in any one or more of such offices or positions within the Company, any correspond-ing vacancy on the Executive Compensation Committee shall be filled by the officer or employee of the Company who succeeds to the duties of such vacant office or position or by another officer or employee of the Company designated by the Board.

     2. The last sentence of Section 6.1 of the Plan is amended to read as follow:

          All such amounts so credited to an Executive's Deferral and Matching Accounts shall, until paid or distributed in full, accrue interest, compounded monthly, at an annual rate equal from time to time to the average annual yield on domestic corporate bonds of Moody's A-rated companies (as most recently reported in the Survey of Current Business published by the United States Department of Commerce or a successor publi-cation) or at such other rate as the Board may at any time and from time to time designate prospectively; provided, however, that no such action taken by the Board after the date on which notice of an installment payment election (or of the modifica-tion of any such previous election) is given pursuant to
          Section 7.5 hereof shall operate to reduce the rate of interest on the unpaid balance of the amount payable pursuant to such election (or modification) to less than the rate which would have been in effect hereunder in the absence of such action by the Board.

     3. Section 7.2 of the Plan is amended to read, in its entirety, as follows:

          7.2 The entire amount credited to an Executive's Accounts, including accrued interest to the date of payment, shall become payable upon termination of the Executive's employment with the Company by reason of his death, total and permanent


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          disability, normal or early retirement pursuant to any
          retirement plan sponsored by the Company, or any other reason. Amounts so payable before March 1, 1996 shall be paid to the Executive in cash in a lump sum as soon as practicable after such termination of employment, but in no event later than March 31 of the following year. Amounts so payable on or after March 1, 1996 shall be paid to the Executive in cash in a lump sum as soon as practicable after such termination of employment, but in no event later than March 31 of the follow-ing year, unless an election of an installment form of payment is in effect as provided in Section 7.5 hereof, in which event such amount shall be paid in the installment form so elected.

     4. A new Section 7.5 is added to the Plan, to read, in its entirety, as follows:

          7.5 An Executive with respect to whom any amount becomes payable under this Plan on or after March 1, 1996 may elect, by written notice to and, if required as hereinafter provided, with the consent of the Executive Compensation Committee, to have such amount or any part thereof paid in any specified number, not to exceed 15, of substantially equal annual in-stallments commencing as soon as practicable after the Execu-tive's termination of employment, but in no event later than March 31 of the following year, together with interest on the unpaid balance thereof at the rate determined under Section
          6.1 hereof. Any such Executive who has made such an election may revoke or modify such election by subsequent written notice to and, if required as hereinafter provided, with the
          consent of the Executive Compensation Committee.   An Execu-
          tive's election under this Section 7.5, or any revocation or modification of a previous election, will be effective without the consent of the Executive Compensation Committee only to the extent that it applies to amounts credited to his Accounts thereafter. Any election, or any revocation or modification of a previous election, applicable to any other portion of his Accounts, will be subject to the consent of the Executive Compensation Committee pursuant to Section 7.6 hereof, except that an Executive's initial election under this Section 7.5 will be effective without the consent of the Executive Compensation Committee if made no later than one (1) month after the later of (i) the date of adoption of the Second Amendment to the Plan or (ii) the effective date of such Amendment.

     5. A new Section 7.6 is added to the Plan, to read, in its entirety, as follows:

          7.6 The Executive Compensation Committee shall grant or deny its consent to an election under Section 7.5 hereof, if required, or to a revocation or modification of any such

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          election, if required, as soon as administratively practicable after its receipt of written notice thereof and shall promptly notify the Executive of its action with respect thereto. In granting or denying such consent the Executive Compensation Committee shall consider and take into account the form in which benefits are payable with respect to the Executive under SPASP and under any other applicable Company plan or arrange-ment; the interests of the Executive and/or his beneficiary or beneficiaries and of other Executives and/or their beneficia-ries; the effect of such election (or of such revocation or modification of a previous election) on the Company's current and projected future financial condition in the context of other similar elections under this Plan and all other Company plans or arrangements for the benefit of its employees; and such other factors and circumstances as the Executive Compen-sation Committee, in its discretion, deems relevant. All actions of the Executive Compensation Committee shall be taken by majority vote at a meeting or by majority approval in writing in lieu of a meeting and shall be final and binding on all parties interested therein.

     6. This Second Amendment shall be effective on or as of March 1, 1996. In all other respects the Plan shall remain in full force and effect as originally adopted effective December 31, 1993.

     IN WITNESS WHEREOF, the Committee has caused this Second Amendment to be executed by a duly authorized officer of the Company as of the 15th day of January, 1996.

                                   OWENS-ILLINOIS, INC.

                                   By  /s/ Thomas L. Young
                                      --------------------
                                        Vice President
Attest:

 /s/ James W. Baehren
------------------------
     Assistant Secretary














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